FOR IMMEDIATE RELEASE
Contact: Clement B. Knapp, Jr.
President
(219) 836-5870

January 25, 2006

AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the fourth quarter ended December 31, 2005 totaled $.10 per diluted share, compared to $.19 per diluted share reported for the quarter ended December 31, 2004. The decreased earnings per share compared to last year resulted primarily from higher non-interest expense, primarily staffing costs and data processing expense, and a decrease in unrealized gains on the Company's trading portfolio, offset, in part, by increased fee income. Net income for the current quarter totaled $104,000 compared to $193,000 reported in the year earlier period. Return on average equity and return on average assets were 2.93% and .25%, respectively, in the current quarter compared to 5.82% and .49% in last year's comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.07 per share for the quarter ended December 31, 2005. The dividend will be payable on February 17, 2006 to the shareholders of record on February 3, 2006.

Results for the Quarter Ended December 31, 2005 Compared to the Quarter Ended December 31, 2004

The flat yield curve environment has led to a 19 basis point decline in the net interest margin during the quarter. As a result, despite an increase in average interest earning assets, net interest income was essentially static. Net interest income totaled $1.096 million in the current quarter, up slightly from the $1.089 million for last year's fourth quarter. The 65 basis point rise in the cost of deposits was largely due to higher rates paid on money market accounts and certificates of deposit driven by higher short-term interest rates and more aggressive deposit pricing in the Company's markets. Higher interest rates also resulted in increased asset yields, but these advances were not as significant as the increased cost of interest-bearing liabilities. The yield on loans receivable increased by 31 basis points driven by higher rates on new originations, primarily single-family mortgage loans as well as the increased yield on equity line of credit and other adjustable rate loans, which in a rising rate environment, reprice more quickly than other components of the loan portfolio.

Average interest-earning assets increased by $10.1 million, or 7.2% to $150.4 million during the current three month period compared to the prior year quarter. This growth was generated entirely from an increase in the average loans receivable balance. The average balance of interest-bearing liabilities also rose by a like amount with the increase due primarily to an increase in the average deposit balances.

Non-interest income increased to $346,000 in the current quarter, compared to $313,000 reported in last year's fourth quarter. The increase in non-interest income was primarily attributable to a $62,000 increase in service fee income as well as an increase of $21,000 from other miscellaneous operating income, including $10,000 in gains from the sale of a fully depreciated Company vehicle and a previously repossessed automobile. Offsetting these increases to non-interest income was a $33,000 reduction in income from trading account securities as the market prices of the Company's portfolio of small thrift and community banks decreased due primarily to a general decline in financial institution stock prices.

The increase in service fees consisted of an $18,000 increase in deposit related fee income due to the recent initiation of a NOW account overdraft protection program which generated an additional $51,000 in fee income offset by a decline in ATM surcharge fee income of $31,000 as a result of the Company's closing of the remaining casino boat ATMs. The Company also increased service fee income relating to its accounts receivable programs by $29,000 due in part to increased volumes from those accounts serviced by the Bank as well as those serviced by others. In addition, the Company also incurred a loss of $14,000 in the current quarter compared to a loss of $24,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective tax rate.

Non-interest expense totaled $1.286 million in the current quarter compared to $1.085 million reported for the quarter ended December 31, 2004. The increase resulted primarily from increased staffing costs during the quarter of $71,000 due to increased compensation, primarily from the hiring of new key personnel including a new CFO, and from increased benefit costs, primarily pension costs due to additional funding requirements under the Company's defined benefit plan. In addition, advertising costs increased by $25,000 as the Company continues to aggressively promote the products and services it offers in its community and data processing costs increased by $32,000 as a combination of increased volumes, additional services requested by the Company as well as the Company's decision to convert all ATM and debit card operations from a third party vendor to the Company's data processing provider contributed to the increase. Occupancy and equipment expenses also increased by $29,000 due primarily to an increase in real estate and personal property tax expense.

The Company recorded a provision for loan losses of $40,000 during the quarter as compared to $63,000 during the prior year's quarter. During the current quarter, the Bank recorded $10,000 of net loan charge-offs, including $8,000 relating to an automobile loan and $2,000 of credit card loans. Net loan charge-offs in the prior year's period amounted to $63,000. The Bank's general allowance for loan losses was $749,000 at December 31, 2005, which was equal to 50.8% of non-performing loans and .53% of net loans receivable.

Income tax expense totaled $12,000 in the current quarter, an effective tax rate of 10.4%, compared to $61,000 or an effective tax rate of 23.9% for the quarter ended December 31, 2004. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings period.

Results for the Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Diluted earnings per share totaled $.85 in the current year compared to $.87 last year. For the twelve months ended December 31, 2005, net income totaled $860,000 compared to $881,000 in calendar 2004. Return on average equity for the year ended December 31, 2005 was 6.20% compared to 6.78% for the year ended December 31, 2004.

Net interest income totaled $4.436 million compared to $4.454 million last year. The net interest margin decreased to 3.05% for the year ended December 31, 2005, compared to 3.26% for the prior year period. Return on average equity for the year ended December 31, 2005 was 6.20% compared to 6.78% for the year ended December 31, 2004. The net interest margin has declined between the periods due to the Company's deposits and other borrowings repricing faster than asset yields as short-term interest rates have risen.

Non-interest income increased by $443,000 primarily due to a gain on the sale of stock in the Bank's data processing provider in the amount of $345,000 and $176,000 in increased fees and service charges, primarily in NOW account overdraft fees, offset by a $42,000 decrease in income from trading account securities and a $27,000 reduction in gain from the excess proceeds on a life insurance policy due to the death of one of the Company's directors, which occurred in the prior year's period. Non-interest expense increased by $366,000 due primarily to increases in compensation and benefits of $163,000, data processing costs of $102,000 and advertising of $47,000.

Balance Sheet and Capital

Total assets of the Company increased by $4.5 million over the past three months primarily due to growth in the loan portfolio of $4.1 million. The increase was attributable in part to a $2.0 million single-family residential fixed rate loan purchase from a local third party lender and a $1.5 million adjustable rate land development participation loan located in Georgia. The growth in loans was funded by a $5.3 million increase in deposits. Certificates of Deposit grew by $3.9 million during the quarter due to aggressive marketing of several special rate deposit products. At December 31, 2005, the balance of real estate held for development was $1.4 million.

Total assets of the Company increased by $13.4 million to $170.5 million at December 31, 2005 from $157.1 million reported at December 31, 2004. The increase in assets during the current year resulted primarily from growth in loan balances, which totaled $140.0 million at December 31, 2005 compared to $129.3 million at December 31, 2004, an increase of $10.7 million. In addition, the Company increased its liquidity position by $700,000 to $9.0 million and its investment in real estate held for development to $1.4 million at December 31, 2005. Deposits increased by $11.8 million during the year to $127.4 million at December 31, 2005. The increase in deposits is the result of a $15.5 million increase in certificates of deposit offset by a $3.7 million decrease in core deposits, primarily passbook and money market accounts. Borrowed money also increased during the year by $2.1 million to $21.0 million, primarily all from the FHLB of Indianapolis. As of December 31, 2005, the weighted average term to maturity of the borrowings was 3.5 years compared to 4.4 years at December 31, 2004.

As of December 31, 2005, stockholders' equity in AMB Financial Corp. totaled $14.2 million. The number of common shares outstanding at December 31, 2005 was 984,648 and the book value per common share outstanding was $14.37. The Bank's tangible, core and risk-based capital percentages of 9.26%, 9.26% and 15.85% respectively, at December 31, 2005 exceeded all regulatory requirements by a significant margin.

Non-performing assets remained stable during the past three months, totaling $2.11 million or 1.24% of total assets at December 31, 2005 compared to $2.17 million or 1.31% of total assets at September 30, 2005. At December 31, 2004, non-performing assets totaled $1.61 million, or 1.02% of total assets. Included in non-performing assets at December 31, 2005, were two commercial office buildings in our market area totaling $755,000 in the process of foreclosure. In addition, the Company has title to four real estate owned properties in our market area totaling $584,000 which are currently valued at the lower of cost or net realizable value.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the Company, and (viii) the success of the Company's workout programs for troubled assets.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of financial data are included with this release.)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Dec. 31	Sept. 30	Dec. 31
	2005	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)

Total assets	170,466	166,040	157,094
Loans receivable, net	140,035	135,918	129,342
Mortgage-backed securities	1,664	1,822	2,286
Investment securities and interest bearing deposits	9,696	11,459	9,305
Deposits	127,435	122,158	115,659
Borrowed money	21,012	20,834	18,954
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	5,000	5,000	5,000
Stockholders' equity	14,145	13,890	13,409

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

	2005	2004	2005	2004

Total interest income	$2,276	1,978	8,585	7,887
Total interest expense	1,180	889	4,149	3,433
Net interest income	1,096	1,089	4,436	4,454
Provision for loan losses	40	63	275	189
Net interest income after provision for
loan losses	1,056	1,026	4,161	4,265
Non-interest income:
Fees and service charges	296	234	1,122	946
Rental Income	34	34	138	137
Gain (loss) on trading securities	(15)	18	(8)	34
Loss on sale of investment securities available
for sale	(11)	—	(11)	—
Loss from investment in joint venture	(14)	(24)	(72)	(82)
Gain on sale of other assets	—	—	345	—
Gain (loss) on sale of real estate owned	(4)	9	(4)	14
Increase in cash surrrender value of life insurance	28	31	118	135
Gain from life insurance proceeds	—	—	—	27
Other operating income	32	11	55	29
Total non-interest income:	346	313	1,683	1,240
Non-interest expense:
Staffing cost	629	558	2,348	2,185
Advertising	47	22	180	133
Occupancy and equipment costs	120	91	428	411
Data processing	175	143	660	558
Professional fees	84	63	243	251
Federal deposit insurance premiums	4	4	16	17
Other	227	204	765	719
Total non-interest expense	1,286	1,085	4,640	4,274
Net income before income taxes	116	254	1,204	1,231
Provision for federal & state income taxes	12	61	344	350
Net income	$104	193	860	881

Earnings per share
Basic	$0.11	$0.20	$0.90	$0.94
Diluted	$0.10	$0.19	$0.85	$0.87

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

	2005	2004	2005	2004
Performance Ratios:
Return on average assets	0.25%	0.49%	0.53%	0.58%
Return on average equity	2.93	5.82	6.20	6.78
Interest rate spread information:
Average during period	2.89	3.08	3.02	3.24
End of period	2.82	3.26	2.82	3.26
Net interest margin	2.91	3.10	3.05	3.26
Efficiency ratio	88.51	77.42	80.22	75.42
Ratio of operating expense to average total assets	3.07	2.77	2.86	2.81
Ratio of average interest earning assets to average
interest-bearing liabilities:	1.01x	1.01x	1.01x	1.01x
Weighted average common shares outstanding:
Basic	972,415	959,865	959,836	940,748
Diluted	1,024,982	1,020,821	1,013,003	1,007,708

	At Dec.31 2005	At Dec.31 2004
Quality Ratios:	(Unaudited)
Non-performing assets to total assets at end of period	1.24%	1.02%
Allowance for loan losses to non-performing loans	50.80%	44.50%
Allowance for loan losses to loans receivable, net	0.53	0.55

Capital Ratios:
Equity to total assets at end of period	8.30	8.54
Average equity to average assets	8.54	8.56

Other Data:
Number of full service offices	3	3